Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel, Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS SECURES $1.3B OF $1.5B PORTFOLIO OPTIMIZATION TARGET

PERRYSBURG, Ohio (MAY 12, 2022) – A subsidiary of O-I Glass, Inc. (NYSE: OI) recently completed a sale and leaseback transaction for a plant located in Brampton, Ontario for CAD $244 million (approximately USD $191 million USD).

“This sale is another significant milestone in our Portfolio Optimization program and builds upon the Colombian tableware divestiture completed earlier this year. To date, we have successfully realized approximately $1.3 billion of proceeds toward our target of $1.5 billion, which we anticipate will be achieved in the second half of 2022,” said Andres Lopez, O-I Glass CEO.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure, healthy and completely recyclable; making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of approximately 24,000 people across 70 plants in 19 countries, O-I achieved net sales of $6.4 billion in 2021. Recognizing the tremendous benefits of glass, the United Nations has designated 2022 as the International Year of Glass to celebrate the past, present, and future of this transformative material. Learn more about us:  o-i.com / Facebook / Twitter / Instagram / LinkedIn

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “achieve,” “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the risk that the proposed plan of reorganization (the “Plan”) of Paddock Enterprises, LLC (“Paddock”) may not be approved by the bankruptcy court or that other conditions necessary to implement the agreement in principle may not be satisfied, (2) the actions and decisions of participants in the bankruptcy proceeding, and the actions and decisions of third parties, including regulators, that may have an interest in the bankruptcy proceedings, (3) the terms and conditions of any reorganization plan that may ultimately be approved by the bankruptcy court, (4) delays in the confirmation or consummation of a plan of reorganization, including the Plan, due to factors beyond the company's and Paddock's control, (5) risks with respect to the receipt of the consents necessary to effect the reorganization, (6) risks inherent in, and potentially adverse developments related to, the bankruptcy proceeding, that could adversely affect the company and the company's liquidity or results of operations, (7) the impact of the COVID-19 pandemic and the various governmental, industry and consumer actions related thereto, (8) the company's ability to obtain the benefits it anticipates from the corporate modernization, (9) the company's ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the company's operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address Paddock's legacy liabilities, (10) the company's ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (11) the company's ability to achieve its strategic plan, (12) the company's ability to improve its glass melting technology, known as the MAGMA program and implement it within the timeframe expected, (13) foreign currency fluctuations relative to the U.S. dollar, (14) changes in capital availability or cost, including interest rate fluctuations and the ability of the company to refinance debt on favorable terms, (15) the general political, economic and competitive conditions in markets and countries where the company has operations, including uncertainties related to economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, natural disasters, and weather, (16) the company's ability to generate sufficient future cash flows to ensure the company's goodwill is not impaired, (17) consumer preferences for alternative forms of packaging, (18) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current conflict between Russia and Ukraine), (19) consolidation among competitors and customers, (20) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (21) unanticipated operational disruptions, including higher capital spending, (22) the company's ability to further develop its sales, marketing and product development capabilities, (23) the failure of the company's joint venture partners to meet their obligations or commit additional capital to the joint venture, (24) the ability of the company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (25) changes in U.S. trade policies, (26) risks related to recycling and recycled content laws and regulations, (27) risks related to climate-change and air emissions, including related laws or regulations and the other risk factors discussed in the company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results or operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

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